Exhibit 99.1

Protective Life Corporation

Post Office Box 2606

Birmingham, AL 35202

205-268-1000

FOR IMMEDIATE RELEASE

Protective Closes Acquisition of Blocks of Business from Genworth

BIRMINGHAM, Ala.—January 15, 2016 — Protective Life Corporation (“Protective”), a wholly owned U.S. subsidiary of The Dai-ichi Life Insurance Company, Limited (TSE:8750, “Dai-ichi Life”), today announced that its principal subsidiary, Protective Life Insurance Company (“Protective Life”), completed the acquisition via reinsurance of certain blocks of business from Genworth Life and Annuity Insurance Company (“Genworth”), Richmond, Virginia.

John D. Johns, Protective’s Chairman and CEO said, “We are very pleased to announce the closing of this transaction. It is the second largest acquisition in our history and the first after becoming part of Dai-ichi Life. Our ability to consummate this important transaction again demonstrates how our industry-leading acquisition capabilities can drive growth at Protective. Notwithstanding the significant capital investment in this transaction, we continue to have substantial available capital, and we are ready to pursue other acquisition opportunities.”

The transaction was originally announced on September 30, 2015.  Please see the Acquisition Fact Sheet in the Newsroom section of the Company’s website for more details on Protective’s acquisition segment history.

ABOUT PROTECTIVE LIFE CORPORATION

Protective Life Corporation is headquartered in Birmingham, Alabama. The Company provides financial services through the production, distribution and administration of insurance and investment products throughout the U.S. As of September 30, 2015, Protective had assets of approximately $68.6 billion.

For more information about Protective, please visit http://www.protective.com

ABOUT DAI-ICHI LIFE INSURANCE COMPANY

The Dai-ichi Life Insurance Company, Limited (TSE: 8750) is one of the largest life insurance companies in Japan as measured by total assets as of June 30, 2015. Founded on September 15, 1902, Dai-ichi Life was the oldest mutual insurance company in Japan until it was demutualized and listed on the Tokyo Stock Exchange on April 1, 2010. As of June 30, 2015, total assets were ¥50.2 trillion (USD $410.4 billion) on a consolidated basis. Based in Tokyo, Dai-ichi Life has approximately 67,000 employees and 1,345 sales offices throughout Japan. It also has overseas life insurance businesses in Australia, Vietnam, Indonesia, India and Thailand, as well as offices in New York, Singapore, London, Beijing, and Shanghai.

For more information about Dai-ichi Life, please visit http://www.dai-ichi-life.co.jp/english/

CONTACT:

Eva Robertson

Vice President, Corporate Communications

Protective Life Corporation

(205) 268-3912